EXHIBIT 11.1


               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share data)
                                 (Unaudited)






[CAPTION]
                                       Three Months Ended   Nine Months Ended
                                          June 28, 1997       June 28, 1997

Net income for purposes of computing
 net income per share                        $  617            $ 1,216
                                             ======            =======
Weighted average common shares
 outstanding                                  9,034              8,961
Weighted common equivalent shares
 from options                                   100                173
                                             ------            -------
Weighted average common shares and
 equivalents                                  9,134              9,134
                                             ======            =======

Net income per share                         $ 0.07            $  0.13
                                             ======            =======